Exhibit 99.1

FLAGSTONE RE REPORTS DILUTED BOOK VALUE PER SHARE
OF $12.11 FOR END OF THIRD QUARTER 2011

LUXEMBOURG, Grand Duchy of Luxembourg, November 3, 2011 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced third quarter 2011 basic book value per share of $12.46 and diluted book value per share of $12.11, down 7.1% and 7.1%, respectively, for the quarter (percentages inclusive of dividends).  Net loss attributable to Flagstone’s common shareholders for the quarter ended September 30, 2011, was $59.5 million, or $0.85 per diluted share, compared to a net income of $37.3 million, or $0.48 per diluted share, for the quarter ended September 30, 2010.  Net loss attributable to Flagstone’s common shareholders for the nine months ended September 30, 2011, was $241.0 million, or $3.44 per diluted share, compared to a net income of $82.0 million, or $1.02 per diluted share, for the nine months ended September 30, 2010.

Operating highlights for the three and nine months ended September 30, 2011 and 2010 included the following:

	For the three months ended September 30,			For the nine months ended September 30,
	2011	2010	% Change	2011	2010	% Change

	(Expressed in millions of U.S. dollars, except percentages)

Net operating (loss) income (1)	$(55.9)	$6.5	(960.0)%	$(216.8)	$38.6	(661.7)%
Gross premiums written	$169.9	$185.6	(8.5)%	$938.5	$955.5	(1.8)%
Net premiums earned	$179.2	$198.7	(9.8)%	$601.0	$647.6	(7.2)%
Combined ratio	136.5%	100.1%	36.4%	142.2%	100.5%	41.7%
Total return on investments	(1.0)%	2.6%	(3.6)%	0.4%	3.3%	(2.9)%

 (1) Operating income, a non-GAAP financial measure, is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) - investments, net realized and unrealized gains (losses) - other, net foreign exchange losses (gains), and non-recurring items.  A reconciliation of this measure to net income attributable to Flagstone is presented at the end of this release.

For the third quarter, Flagstone produced a loss ratio of 94.6% and a combined ratio of 136.5%. This resulted in a decrease in diluted book value of 7.1% during the third quarter.  Flagstone’s North American portfolio produced competitive results despite severe weather activity in the Midwest United States and Hurricane Irene impacting the Northeast.  The quarter was negatively impacted by upward revisions from catastrophes occurring in the first quarter as well as some upwards movement from the U.S. weather in the second quarter.

“2011 continues to be the worst year on record for industry losses resulting from catastrophes, and our results continue to be meaningfully impacted by a number of significant events,”  said David Brown, Flagstone’s Chief Executive Officer.  “Despite these losses our balance sheet remains stable, with more than $1 billion of underwriting capital, and our rating agency capital adequacy measures continue to be in excess of our normal operating buffer.”

As previously announced on October 24, 2011, Flagstone is undertaking a number of strategic initiatives designed to realign the Company’s strategy and core capabilities. Through these initiatives, Flagstone intends to refocus its underwriting strategy to leverage its existing strengths and streamline its corporate structure to reduce expenses and enhance capital levels. Going forward, the Company intends to concentrate primarily on its property, property catastrophe and its highest margin short-tail specialty lines of reinsurance businesses, while adjusting its geographic diversification in order to decrease the threat of frequency risk. As a result, Flagstone has commenced a formal process to divest its ownership positions in its Lloyd’s and Island Heritage operations. The Company expects that these divestitures will lower its gross written premium by approximately $300 million per year, without any impact on expected return on equity, as well as produce significant expense savings through reduced infrastructure and the consequent requirement for operational support. The Company believes these measures, as well as the additional structural changes announced on October 24, 2011, will result in a projected annual run rate of $75 million of general and administrative expenses starting by 2013, a savings of $40 million per year from current levels.

Mr. Brown continued, “After careful and thoughtful consideration over the last 18 months, we have recently announced some key strategic decisions designed to realign our strategy and core capabilities.  We believe that refocusing our efforts will result in enhanced capital levels for rating agencies and a higher quality, more profitable book of business.

By substantially reducing expenses and divesting some of our non-core assets, we are unlocking significant amounts of capital and resources.  Through this refocus, we are returning Flagstone to a more nimble, cost-effective and opportunistic structure, without impact on our overall return on equity.  We have long prided ourselves on providing some of the fastest and most technical underwriting service standards in the business, and we look forward to delivering improved results for our clients and shareholders by continuing with our strengths and serving our core markets.”

Results of Operations

The Company regularly reviews its financial results and assesses performance on the basis of three reportable segments: Reinsurance, Lloyd’s and Island Heritage.  Please refer to the “Segment Reporting” tables on pages 11 and 12 for more information. All amounts in the following tables are expressed in thousands of U.S. dollars, except percentages or unless otherwise stated.

In future reporting periods, in accordance with the Presentation of Financial Statements Topic of the FASB ASC, assets and liabilities associated with the above divestitures will be classified as held for sale and the associated results of operations and cash flows will be presented as discontinued operations.

The historical results presented in this press release are not necessarily indicative of the results to be expected for any future period and results for any interim period may not necessarily be indicative of the results expected for a full year. You should review all the information in this press release in conjunction with the divestiture and realignment initiatives described above.

Underwriting results

Reinsurance segment

Below is a summary of the underwriting results and ratios for our Reinsurance segment for the three months ended September 30, 2011 and 2010:

	For the three months ended September 30,
	2011	2010	$ Change	% Change

Property catastrophe reinsurance	$55,857	$63,162	$(7,305)	(11.6)%
Property reinsurance	19,898	35,888	(15,990)	(44.6)%
Short tail specialty and casualty reinsurance	31,289	30,651	638	2.1%
Gross premiums written	107,044	129,701	(22,657)	(17.5)%
Premiums ceded	(30,401)	(13,565)	(16,836)	124.1%
Net premiums written	76,643	116,136	(39,493)	(34.0)%
Net premiums earned	140,304	161,671	(21,367)	(13.2)%
Other related income	554	295	259	87.8%
Loss and loss adjustment expenses	(137,161)	(95,780)	(41,381)	43.2%
Acquisition costs	(35,226)	(21,949)	(13,277)	60.5%
General and administrative expenses	(20,369)	(40,094)	19,725	(49.2)%
Underwriting (loss) income	$(51,898)	$4,143	$(56,041)	NM (1)

Loss ratio	97.8%	59.2%
Acquisition cost ratio	25.1%	13.6%
General and administrative expense ratio	14.5%	24.8%
Combined ratio	137.4%	97.6%

(1)Not meaningful.

•
The decrease in net underwriting results is primarily related to lower net premiums earned and higher losses during the three months ended September 30, 2011 as compared to the same period in 2010. The decrease in net premiums earned is primarily related to the purchase of additional reinsurance protection to reduce our net exposure to catastrophic events and reinstatement premiums incurred on our ceded reinsurance due to the loss activity in 2011.

•
The decrease in gross property catastrophe and property reinsurance premiums is due to the reduction in exposure for the July 1 renewals, partially offset by rate level increases in North America, Japan and Australia. During the three months ended September 30, 2011, we recorded $12.0 million of gross reinstatement premiums compared to $3.8 million recorded for the same period in 2010.

•
Premiums ceded were 28.4% of gross reinsurance premiums written compared to 10.5% for the same period in 2010 reflecting the increased level of reinsurance purchases after the loss events during the first quarter of 2011.

•
Losses recorded in the current quarter, net of retrocession but excluding reinstatement premiums, include hurricane Irene ($21.0 million), the Danish cloudburst ($10.2 million), Melbourne floods ($16.8 million) and net adverse developments on earlier 2011 known events of $43.4 million, compared to third quarter 2010, which included the New Zealand earthquake of $51.2 million during the same period in 2010.

•
Each quarter we revisit our loss estimates for previous catastrophe events. During the quarter ended September 30, 2011, based on updated estimates provided by clients and brokers, we recorded net positive developments of $9.5 million for prior accident years. During the third quarter of 2010, the net adverse developments for prior catastrophe events were $3.7 million.

•
The increase in acquisition cost ratio compared to the same period in 2010, is primarily due to lower earned premiums as a result of additional ceded premium and profit commission adjustments booked in the current quarter.

•
The decrease in general and administrative expenses is primarily the result of our focus on lowering and rationalizing costs and expenses, implemented during 2010. General and administrative for the three months ended September 30, 2010, included charges of $12.9 million related to our decision to sell corporate aircraft ($11.6 million of asset impairment charges and $1.3 million loss on sale). In addition, as a result of the net loss incurred in the three months ended September 30, 2011, staff compensation accruals and performance based compensation expectations have been adjusted downward.

Below is a summary of the underwriting results and ratios for our Reinsurance segment for the nine months ended September 30, 2011 and 2010:

	For the nine months ended September 30,
	2011	2010	$ Change	% Change

Property catastrophe reinsurance	$445,665	$479,660	$(33,995)	(7.1)%
Property reinsurance	138,920	144,162	(5,242)	(3.6)%
Short tail specialty and casualty reinsurance	163,425	144,273	19,152	13.3%
Gross premiums written	748,010	768,095	(20,085)	(2.6)%
Premiums ceded	(193,572)	(120,395)	(73,177)	60.8%
Net premiums written	554,438	647,700	(93,262)	(14.4)%
Net premiums earned	481,988	532,296	(50,308)	(9.5)%
Other related income	1,920	3,260	(1,340)	(41.1)%
Loss and loss adjustment expenses	(537,439)	(305,773)	(231,666)	75.8%
Acquisition costs	(107,174)	(92,176)	(14,998)	16.3%
General and administrative expenses	(58,982)	(108,199)	49,217	(45.5)%
Underwriting (loss) income	$(219,687)	$29,408	$(249,095)	NM (1)

Loss ratio	111.5%	57.4%
Acquisition cost ratio	22.2%	17.3%
General and administrative expense ratio	12.2%	20.3%
Combined ratio	145.9%	95.0%

(1)NM - not meaningful.

•
The decrease in net underwriting results is primarily related to incurred losses on more significant catastrophic events in 2011 (Australian floods, cyclone Yasi, New Zealand earthquakes (February and June), Japan earthquake and tsunami, the second quarter 2011 U.S. tornado activity, hurricane Irene, the Danish cloudburst and Melbourne floods), as compared to the same period in 2010 (Chile earthquake, Deepwater Horizon oil rig, and the September 2010 New Zealand earthquake) and related to the purchase of additional reinsurance protection to reduce our net exposure to catastrophic events and reinstatement premiums incurred on our ceded reinsurance due to the loss activity in 2011.

•
The decrease in gross property catastrophe reinsurance premiums is due to reduction in exposure for the January 1 and June 1 renewals, partially offset by the increase in reinstatement premiums and rate level increases due to higher catastrophe losses in the first nine months of 2011.

The increase in short tail specialty and casualty reinsurance premiums written is primarily due to increased business with existing clients and the addition of new clients.  During the nine months ended September 30, 2011, we recorded $25.5 million of gross reinstatement premiums compared to $17.8 million recorded for the same period in 2010. The increase was due to higher catastrophe losses in the current period.

•
Premiums ceded were 25.9% of gross reinsurance premiums written compared to 15.7% for the same period in 2010. The increase is primarily related to the purchase of additional reinsurance protection to reduce our net exposure to catastrophic events and reinstatement premiums incurred on our ceded reinsurance due to the loss activity in 2011.

•
The increase in the loss ratio compared to the same period of 2010 is primarily due to more significant losses from catastrophic events in the current period, including net incurred losses related to the Australian floods ($30.8 million), cyclone Yasi ($33.2 million), New Zealand earthquake of February 2011 ($117.4 million), the Japan earthquake and tsunami ($100.4 million), New Zealand earthquake of June 2011 ($18.5 million), the U.S. tornadoes ($36.0 million) hurricane Irene ($21.0 million), the Danish cloudburst ($10.2 million) and Melbourne floods ($16.8 million) compared to the same period in 2010, which included losses related to the Chile earthquake ($59.4 million), the Deepwater Horizon oil rig ($27.3 million) and the New Zealand earthquake of September 2010 ($51.2 million). Losses are net of retrocession but excluding reinstatement premiums.

•
The decrease in general and administrative expenses is primarily the result of our focus, implemented during 2010, on lowering and rationalizing costs and expenses, including the disposal of corporate aircraft. General and administrative for the nine months ended September 30, 2010, included charges of $12.9 million related to our decision to sell corporate aircraft ($11.6 million of asset impairment charges and $1.3 million loss on sale). In addition, as a result of the net loss incurred in the nine months ended September 30, 2011, staff compensation accrual and performance based compensation expectations have been adjusted downward.

Lloyd’s segment

Below is a summary of the underwriting results and ratios for our Lloyd's segment for the three months ended September 30, 2011 and 2010:

	For the three months ended September 30,
	2011	2010	$ Change	% Change

Property reinsurance	$16,533	$16,123	$410	2.5%
Short tail specialty and casualty reinsurance	24,882	19,444	5,438	28.0%
Gross premiums written	41,415	35,567	5,848	16.4%
Premiums ceded	(7,763)	(4,812)	(2,951)	61.3%
Net premiums written	33,652	30,755	2,897	9.4%
Net premiums earned	35,953	36,921	(968)	(2.6)%
Other related income	649	845	(196)	(23.2)%
Loss and loss adjustment expenses	(31,358)	(23,466)	(7,892)	33.6%
Acquisition costs	(9,517)	(8,961)	(556)	6.2%
General and administrative expenses	(4,935)	(6,333)	1,398	(22.1)%
Underwriting (loss)	$(9,208)	$(994)	$(8,214)	826.4%

Loss ratio	87.2%	63.6%
Acquisition cost ratio	26.5%	24.3%
General and administrative expense ratio	13.7%	17.2%
Combined ratio	127.4%	105.1%

•	The increase in the gross premiums written is primarily attributable to the timing of certain renewals compared to the same period last year.

•
Premiums ceded were 18.7% of gross premiums written compared to 13.5% of gross premiums written for the same period in 2010.  The reduction is a function of higher gross written premiums during the quarter and the timing of certain reinsurance contracts.

•
Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $4.2 million compared to less than $0.1 million for the same period in 2010.  This amount is eliminated upon consolidation.

•
The increase in the loss ratio compared to the third quarter of 2010 is primarily due to more significant loss activity in the current quarter compared to the same period of 2010, partially offset by net positive developments on earlier 2011 events of $1.5 million.

Below is a summary of the underwriting results and ratios for our Lloyd's segment for the nine months ended September 30, 2011 and 2010:

	For the nine months ended September 30,
	2011	2010	$ Change	% Change

Property reinsurance	$61,254	$66,413	$(5,159)	(7.8)%
Short tail specialty and casualty reinsurance	80,564	82,116	(1,552)	(1.9)%
Gross premiums written	141,818	148,529	(6,711)	(4.5)%
Premiums ceded	(30,815)	(23,901)	(6,914)	28.9%
Net premiums written	111,003	124,628	(13,625)	(10.9)%
Net premiums earned	109,711	110,219	(508)	(0.5)%
Other related income	2,293	10,976	(8,683)	(79.1)%
Loss and loss adjustment expenses	(95,269)	(92,073)	(3,196)	3.5%
Acquisition costs	(27,289)	(26,349)	(940)	3.6%
General and administrative expenses	(16,017)	(17,890)	1,873	(10.5)%
Underwriting (loss)	$(26,571)	$(15,117)	$(11,454)	75.8%

Loss ratio	86.8%	83.5%
Acquisition cost ratio	24.9%	23.9%
General and administrative expense ratio	14.6%	16.2%
Combined ratio	126.3%	123.6%

(1)NM - not meaningful.

•	The decrease in the gross premiums written is primarily attributable to our decision to decline the renewal of certain business due to unfavorable pricing terms.

•
Premiums ceded were 21.7% of gross premiums written compared to 16.1% of gross premiums written for the same period in 2010. The increase in the premiums ceded ratio is primarily due to changes in the timing of certain reinsurance contracts, which now incept at January 1, together with the purchase of additional reinsurance coverage in 2011.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $10.7 million compared to $6.1 million for the same period in 2010. This amount is eliminated upon consolidation.

•
Other related income, derived from services provided to syndicates and third parties, decreased primarily as a result of the recognition of profit commission from Syndicate 1861’s 2007 year of account, recorded in the first quarter of 2010, in the amount of $7.0 million.

•
The significant losses from catastrophic events in the current period, include net incurred losses related to the Australian floods ($4.6 million), New Zealand earthquake ($3.8 million), the Japan earthquake and tsunami ($9.9 million) and the U.S. tornadoes ($2.5 million), compared to the same period in 2010, which included losses related to the Chile earthquake ($6.6 million) and the Deepwater horizon oil rig ($17.3 million).

See above for information relating to the Company’s recently announced plan to divest its ownership of the Lloyd’s segment.

Island Heritage segment

Below is a summary of the underwriting results and ratios for our Island Heritage segment for the three months ended September 30, 2011 and 2010:

	For the three months ended September 30,
	2011	2010	$ Change	% Change

Gross premiums written	$36,317	$29,479	$6,838	23.2%
Premiums ceded	(24,424)	(16,994)	(7,430)	43.7%
Net premiums written	11,893	12,485	(592)	(4.7)%
Net premiums earned	2,979	102	2,877	2,820.6%
Other related income	7,027	5,677	1,350	23.8%
Loss and loss adjustment expenses	(992)	157	(1,149)	(731.8)%
Acquisition costs	(5,685)	(4,113)	(1,572)	38.2%
General and administrative expenses	(2,767)	(2,911)	144	(4.9)%
Underwriting (loss) income	$562	$(1,088)	$1,650	(151.7)%

Loss ratio (1)	9.9%	(2.7)%
Acquisition cost ratio (1)	56.8%	71.2%
General and administrative expense ratio (1)	27.7%	50.4%
Combined ratio (1)	94.4%	118.9%

(1)For Island Heritage segment all ratios calculated using expenses divided by net premiums earned plus other related income.

•	The increase in gross premiums written is primarily related to continued growth in the Bahamas. Contracts are written on a per risk basis and consist primarily of property lines.

•	Premiums ceded were 67.3% of gross premiums written compared to 57.6% of gross premiums written for the same period in 2010.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $10.7 million compared to $9.1 million for the same period in 2010. This amount is eliminated upon consolidation.

•
Other related income consists primarily of quota share reinsurance ceding commissions.  The other related income includes $3.2 million related to the quota share arrangement between Island Heritage and Flagstone Suisse compared to $4.4 million during the same period in 2010.  This amount is eliminated upon consolidation.

Below is a summary of the underwriting results and ratios for our Island Heritage segment for the nine months ended September 30, 2011 and 2010:

	For the nine months ended September 30,
	2011	2010	$ Change	% Change

Gross premiums written	$87,754	$70,557	$17,197	24.4%
Premiums ceded	(84,710)	(65,886)	(18,824)	28.6%
Net premiums written	3,044	4,671	(1,627)	(34.8)%
Net premiums earned	9,303	5,073	4,230	83.4%
Other related income	19,097	16,822	2,275	13.5%
Loss and loss adjustment expenses	(1,747)	(485)	(1,262)	260.2%
Acquisition costs	(15,469)	(12,494)	(2,975)	23.8%
General and administrative expenses	(7,350)	(7,146)	(204)	2.9%
Underwriting income	$3,834	$1,770	$2,064	116.6%

Loss ratio (1)	6.2%	2.2%
Acquisition cost ratio (1)	54.5%	57.1%
General and administrative expense ratio (1)	25.9%	32.6%
Combined ratio (1)	86.6%	91.9%

(1)For Island Heritage segment all ratios calculated using expenses divided by net premiums earned plus other related income.

•	The increase in gross premiums written is primarily related to continued growth in the Bahamas. Contracts are written on a per risk basis and consist primarily of property lines.

•	Premiums ceded were 96.5% of gross premiums written compared to 93.4% of gross premiums written for the same period in 2010.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $28.4 million compared to $25.6 million for the same period in 2010. This amount is eliminated on consolidation.

•
Other related income consists primarily of quota share reinsurance ceding commissions.  The other related income includes $11.6 million related to the quota share arrangement between Island Heritage and Flagstone Suisse compared to $11.9 million for the same period in 2010.  This amount is eliminated upon consolidation.

See above for information relating to the Company’s recently announced plans to divest its ownership of the Island Heritage segment.

Investment results

The total return on our investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three and nine months ended September 30, 2011, the total return on invested assets was  (1.0)% and 0.4%, respectively, compared to 2.6% and 3.3%, respectively for the three and nine months ended September 30, 2010. The change in the total return on invested assets of (3.6)% and  (2.9)% during the three and nine months ended September 30, 2011, compared to the same periods in 2010 is primarily due to the impact of widening credit spreads on our fixed income securities and the negative performance of commodity and equity markets.

Net investment income

Net investment income for the three and nine months ended September 30, 2011 was $6.8 million and $29.3 million compared to $7.5 million and $23.0 million for the same periods in 2010.  The decrease on the three months is principally due to the decrease in fixed income securities during the period. The increase on the nine months is principally due to a higher amortization income on the Treasury Inflation Protected Securities (“TIPS”) caused by the impact of the rise in inflation index.  On the TIPS, the positive amortization is offset by losses reported in net realized and unrealized gains (losses) – investments.

Net realized and unrealized gains and losses – investments

Net realized and unrealized losses on the Company’s portfolio amounted to $19.3 million and  $16.1 million for the three and nine months ended September 30, 2011, respectively, compared to gains of $40.2 million and $37.3 million for the three and nine months ended September 30, 2010, respectively.

These amounts comprise net realized and unrealized gains and losses on our fixed maturities, equities, other investments and on our investment portfolio of derivatives which includes, U.S. equity, global equities, global bonds, commodity and real estate futures, "to be announced" mortgage-backed securities, interest rate swaps and total return swaps.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its currency exposure with derivative instruments such as currency swaps and foreign currency forward contracts. Net realized and unrealized gains (losses) - other amounted to ($18.3) million and ($5.0) million for the three and nine months ended September 30, 2011, respectively, compared to $7.7 million and $11.4 million, respectively, for the same periods in 2010.

The components of the ($18.3) million and ($5.0) million losses for the three and nine months ended September 30, 2011, are as follows:

	For the three months ended	For the nine months ended
	September 30, 2011	September 30, 2011

	(Expressed in thousands of U.S. dollars)
Currency swaps	$(1,395)	$152
Foreign currency forward contracts	(16,910)	(5,402)
Reinsurance derivatives	-	241
Net realized and unrealized losses - other	$(18,305)	$(5,009)

Interest expense

Interest expense consists of interest due on outstanding debt securities and the amortization of debt offering expenses. Interest expense was $3.2 million and $9.2 million for the three and nine months ended September 30, 2011, respectively, compared to $2.7 million and $7.7 million for the three and nine months ended September 30, 2010, respectively.

Flagstone shareholders’ equity

During the third quarter of 2011, the Company made no repurchases pursuant to its buyback program. As of September 30, 2011, authority to make up to $11.2 million of repurchases remained available under the buyback program.

At September 30, 2011, Flagstone’s shareholders' equity was $0.9 billion and diluted book value per common share was $12.11.

Additional information

The Company will host a conference call on Thursday, November 4, 2011, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available on the Financial & Investor section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the property, property catastrophe, and short-tail specialty and casualty insurance and reinsurance businesses. The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”.  Additional financial information and other items of interest are available on the Company’s website located at www.flagstonere.com.

For more detailed financial information, please refer to the unaudited September 30, 2011, Financial Supplement, which will be posted on the Company’s website.

CONTACT:

Flagstone Reinsurance Holdings, S.A.
Brenton Slade +352 2 735 1515
bslade@flagstonere.com

Unaudited Consolidated Condensed Balance Sheets
As at September 30, 2011 and December 31, 2010
(Expressed in thousands of U.S. dollars, except share data)

	As at September 30,	As at December 31,
	2011	2010
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2011 - $1,289,615; 2010 - $1,433,868)	$1,301,431	$1,473,862
Short term investments, at fair value (Amortized cost: 2011 - $12,371; 2010 - $14,254)	12,368	14,251
Other investments	127,815	120,047
Total investments	1,441,614	1,608,160
Cash and cash equivalents	308,906	345,705
Restricted cash	59,682	43,413
Premium balances receivable	421,841	318,455
Unearned premiums ceded	97,875	68,827
Reinsurance recoverable	245,595	28,183
Accrued interest receivable	12,974	15,599
Receivable for investments sold	4,353	1,795
Deferred acquisition costs	72,756	65,917
Funds withheld	28,570	25,934
Goodwill	16,381	16,381
Intangible assets	31,025	31,549
Asset held for sale	-	2,300
Other assets	198,648	146,984
Total assets	$2,940,220	$2,719,202

LIABILITIES
Loss and loss adjustment expense reserves	$1,081,400	$721,314
Unearned premiums	474,186	378,804
Insurance and reinsurance balances payable	126,330	82,134
Payable for investments purchased	25,096	3,106
Long term debt	251,167	251,122
Other liabilities	88,153	86,127
Total liabilities	2,046,332	1,522,607

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued (2011 - 84,464,259; 2010 - 84,474,758) and outstanding (2011 - 70,058,168; 2010 - 68,585,588)	845	845
Common shares held in treasury, at cost (2011 - 14,406,091; 2010 - 15,889,170)	(161,701)	(178,718)
Additional paid-in capital	875,481	904,235
Accumulated other comprehensive loss	(11,201)	(6,178)
Retained earnings	173,574	414,549
Total Flagstone shareholders' equity	876,998	1,134,733
Noncontrolling interest in subsidiaries	16,890	61,862
Total equity	893,888	1,196,595
Total liabilities and equity	$2,940,220	$2,719,202

Unaudited Consolidated Condensed Statements of Operations and Comprehensive (Loss) Income
For the three and nine months ended September 30, 2011 and 2010
(Expressed in thousands of U.S. dollars, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2011	2010	2011	2010

REVENUES
Gross premiums written	$169,893	$185,649	$938,537	$955,462
Premiums ceded	(47,705)	(26,273)	(270,052)	(178,463)
Net premiums written	122,188	159,376	668,485	776,999
Change in net unearned premiums	57,048	39,318	(67,483)	(129,411)
Net premiums earned	179,236	198,694	601,002	647,588
Net investment income	6,814	7,488	29,321	22,992
Net realized and unrealized (losses) gains - investments	(19,292)	40,165	(16,149)	37,305
Net realized and unrealized (losses) gains - other	(18,305)	7,677	(5,009)	11,369
Other income	5,214	1,785	12,345	19,357
Total revenues	153,667	255,809	621,510	738,611

EXPENSES
Loss and loss adjustment expenses	169,511	119,089	634,455	398,331
Acquisition costs	47,012	30,615	137,825	119,036
General and administrative expenses	28,071	49,338	82,349	133,235
Interest expense	3,236	2,690	9,176	7,749
Net foreign exchange (gains) losses	(33,921)	17,072	3,065	5,260
Total expenses	213,909	218,804	866,870	663,611
(Loss) income before income taxes and interest in earnings of equity investments	(60,242)	37,005	(245,360)	75,000
Recovery (provision) for income tax	1,053	(966)	7,218	(4,256)
Interest in earnings of equity investments	(250)	(364)	(706)	(906)
Net (loss) income	(59,439)	35,675	(238,848)	69,838
Less: (Income) loss attributable to noncontrolling interest	(106)	1,586	(2,127)	12,196
NET (LOSS) INCOME ATTRIBUTABLE TO FLAGSTONE	$(59,545)	$37,261	$(240,975)	$82,034

Net (loss) income	$(59,439)	$35,675	$(238,848)	$69,838
Change in currency translation adjustment	(8,677)	5,352	(4,927)	471
Change in defined benefit pension plan obligation	62	83	(96)	186
Comprehensive (loss) income	(68,054)	41,110	(243,871)	70,495
Less: Comprehensive (income) loss attributable to noncontrolling interest	(106)	1,586	(2,127)	12,196
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO FLAGSTONE	$(68,160)	$42,696	$(245,998)	$82,691

Weighted average common shares outstanding—Basic	70,380,852	77,631,156	70,041,621	79,871,964
Weighted average common shares outstanding—Diluted	70,380,852	77,772,847	70,041,621	80,071,159
Net (loss) income attributable to Flagstone per common share—Basic	$(0.85)	$0.48	$(3.44)	$1.03
Net (loss) income attributable to Flagstone per common share—Diluted	$(0.85)	$0.48	$(3.44)	$1.02
Distributions declared per common share (1)	$0.04	$0.04	$0.12	$0.12

 (1) Distributions declared per common share are in the form of a non-dividend return of capital.  Prior to the Company's redomestication to Luxembourg on May 17, 2010, such distributions were in the form of dividends.

Segment Reporting (unaudited)
For the three months ended September 30, 2011 and 2010
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended September 30, 2011
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$107,044	$41,415	$36,317	$(14,883)	$169,893
Premiums ceded	(30,401)	(7,763)	(24,424)	14,883	(47,705)
Net premiums written	76,643	33,652	11,893	-	122,188
Net premiums earned	$140,304	$35,953	$2,979	$-	$179,236
Other related income	554	649	7,027	(3,416)	4,814
Loss and loss adjustment expenses	(137,161)	(31,358)	(992)	-	(169,511)
Acquisition costs	(35,226)	(9,517)	(5,685)	3,416	(47,012)
General and administrative expenses	(20,369)	(4,935)	(2,767)	-	(28,071)
Underwriting (loss) income	$(51,898)	$(9,208)	$562	$-	$(60,544)

Loss ratio (2)	97.8%	87.2%	9.9%		94.6%
Acquisition cost ratio (2)	25.1%	26.5%	56.8%		26.2%
General and administrative expense ratio (2)	14.5%	13.7%	27.7%		15.7%
Combined ratio (2)	137.4%	127.4%	94.4%		136.5%

	For the three months ended September 30, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$129,701	$35,567	$29,479	$(9,098)	$185,649
Premiums ceded	(13,565)	(4,812)	(16,994)	9,098	(26,273)
Net premiums written	116,136	30,755	12,485	-	159,376
Net premiums earned	$161,671	$36,921	$102	$-	$198,694
Other related income	295	845	5,677	(4,408)	2,409
Loss and loss adjustment expenses	(95,780)	(23,466)	157	-	(119,089)
Acquisition costs	(21,949)	(8,961)	(4,113)	4,408	(30,615)
General and administrative expenses	(40,094)	(6,333)	(2,911)	-	(49,338)
Underwriting income (loss)	$4,143	$(994)	$(1,088)	$-	$2,061

Loss ratio (2)	59.2%	63.6%	(2.7)%		59.9%
Acquisition cost ratio (2)	13.6%	24.3%	71.2%		15.4%
General and administrative expense ratio (2)	24.8%	17.2%	50.4%		24.8%
Combined ratio (2)	97.6%	105.1%	118.9%		100.1%

Segment Reporting (unaudited)
For the nine months ended September 30, 2011 and 2010
(Expressed in thousands of U.S. dollars, except percentages)

	For the nine months ended September 30, 2011
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$748,010	$141,818	$87,754	$(39,045)	$938,537
Premiums ceded	(193,572)	(30,815)	(84,710)	39,045	(270,052)
Net premiums written	554,438	111,003	3,044	-	668,485
Net premiums earned	$481,988	$109,711	$9,303	$-	$601,002
Other related income	1,920	2,293	19,097	(12,107)	11,203
Loss and loss adjustment expenses	(537,439)	(95,269)	(1,747)	-	(634,455)
Acquisition costs	(107,174)	(27,289)	(15,469)	12,107	(137,825)
General and administrative expenses	(58,982)	(16,017)	(7,350)	-	(82,349)
Underwriting (loss) income	$(219,687)	$(26,571)	$3,834	$-	$(242,424)

Loss ratio (2)	111.5%	86.8%	6.2%		105.6%
Acquisition cost ratio (2)	22.2%	24.9%	54.5%		22.9%
General and administrative expense ratio (2)	12.2%	14.6%	25.9%		13.7%
Combined ratio (2)	145.9%	126.3%	86.6%		142.2%

	For the nine months ended September 30, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$768,095	$148,529	$70,557	$(31,719)	$955,462
Premiums ceded	(120,395)	(23,901)	(65,886)	31,719	(178,463)
Net premiums written	647,700	124,628	4,671	-	776,999
Net premiums earned	$532,296	$110,219	$5,073	$-	$647,588
Other related income	3,260	10,976	16,822	(11,983)	19,075
Loss and loss adjustment expenses	(305,773)	(92,073)	(485)	-	(398,331)
Acquisition costs	(92,176)	(26,349)	(12,494)	11,983	(119,036)
General and administrative expenses	(108,199)	(17,890)	(7,146)	-	(133,235)
Underwriting income (loss)	$29,408	$(15,117)	$1,770	$-	$16,061

Loss ratio (2)	57.4%	83.5%	2.2%		61.5%
Acquisition cost ratio (2)	17.3%	23.9%	57.1%		18.4%
General and administrative expense ratio (2)	20.3%	16.2%	32.6%		20.6%
Combined ratio (2)	95.0%	123.6%	91.9%		100.5%

(1) Inter-segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2) For Island Heritage segment all ratios calculated using expenses divided by net premiums earned plus other related income.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. Federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: the failure to reach an agreement and consummate the divestitures described above on acceptable terms or at all, and the timing of any divestiture; the amount of costs, fees, expenses and charges related to the divestitures and realignment initiatives described above; the possibility that the benefits anticipated from the divestitures and realignment initiatives described above will not be fully realized, or the timing thereof; the failure to successfully implement the Company’s business strategy despite the completion of the divestitures and realignment initiatives described above; the size and timing of any charges associated with the initiatives described above; market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the impact of the agencies’ ongoing review of our financial strength ratings and the consequences to our business of this review and sustained negative outlook or any downgrade; our ability to raise capital on favorable terms or at all; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts in which the deposit premium is not specified; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, and our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; our exposure to many different counterparties in the financial service industry, and the related credit risk of counterparty default; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; our need for financial flexibility to maintain our current level of business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the insurance and reinsurance industries; declining demand due to increased retentions by cedents and other factors; our ability to continue to implement our expense reduction initiatives; the impact of terrorist activities on the economy; and rating agency policies and practices, particularly related to the duration a company may remain on negative outlook without further ratings action.

On March 20, 2011, Moody’s Investors Service placed the financial strength rating of the Company and its principal subsidiary, Flagstone Suisse, under review. On July 29, 2011, Moody’s Investor Services indicated that they have decided to extend their review for possible downgrade in order to continue to evaluate the steps taken  by the Company to reduce risk and the extent of further planned changes. On March 31, 2011, Fitch Ratings re-affirmed the A- insurer financial strength of Flagstone Suisse and revised its outlook to negative. On April 12, 2011, A.M. Best Co. re-affirmed the A- financial strength rating of Flagstone Suisse and revised its outlook to negative. On October 24, 2011, A.M. Best Co. commented that the Company’s financial strength rating of A- (Excellent) is unchanged following the restructuring announcement and also noted that the outlook for the Company’s financial strength rating remains negative. Currently, the majority of Flagstone Suisse reinsurance contracts permit cancellation if our financial strength rating is downgraded below A- by A.M. Best Co.  Resolution of the negative outlook is dependent on our ability to generate a reasonable and sustainable level of profitability, reduce our dependence on retrocessional support, bring our risk appetite in line with our available capital, continuation of our expense reduction initiatives and, most importantly, improving our overall financial flexibility.  We are working to successfully address each of these items.  A downgrade or sustained negative outlook by any rating organization could result in a significant reduction in the number of reinsurance contracts we write and in a substantial loss of business as our customers, and brokers that place such business, move to other competitors with higher financial strength ratings, as well as resulting in negative consequences for our results of operations, cash flows, competitive position and business prospects.  Although we regularly provide financial and other information to rating agencies to both maintain and enhance existing financial strength ratings, we cannot assure that our financial strength ratings will not remain on negative outlook or be downgraded in the future by any of these agencies.

We seek to maintain a prudent amount of capital for our business and maintain our overall financial flexibility. When assessing our financial position and potential capital needs, we consider, among other things, the low investment returns environment, our recent and potential net exposure to losses associated with catastrophic events, the amount of and changes in our reserves, underwriting opportunities and market conditions. We may decide to raise additional capital in the future to continue and/or invest in our existing businesses or write new business, although any such decision will be dependent on then-existing market and other conditions.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the SEC.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. Federal securities laws.  Readers are cautioned not to place undue reliance on these forward-looking statements, which are subject to significant uncertainties and speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the U.S. GAAP financial measures set forth in this Press Release, we have presented “basic book value per common share”, “diluted book value per common share” and “operating income”, which are non-GAAP financial measures.  Management uses growth in diluted book value per common share as a prime measure of the value the Company is generating for its common shareholders, as management believes that growth in the Company’s diluted book value per common share ultimately translates into growth in the Company’s stock price.

Basic book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.  Diluted book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the warrant, performance share units (“PSUs”) and restricted share units (“RSUs”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share.  A warrant was anti-dilutive and was excluded from the calculation of diluted book value per common share as at September 30, 2011 and December 31, 2010.

Operating income is defined as net income attributable to Flagstone adjusted for net realized and unrealized (losses) gains – investments, net realized and unrealized (losses) gains – other, net foreign exchange (gains) losses, and non-recurring items.

While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. Basic book value per common share does not reflect the number of common shares that may be issued upon vesting or exercise of dilutive securities. On the other hand, by giving effect to dilutive securities, diluted book value per common share takes into account common share equivalents and not just the number of common shares actually outstanding. These non-GAAP financial measures are not prepared in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles, are not reported by all of our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. In light of these limitations, we use these non-GAAP financial measures only as supplements to GAAP financial measures and provide a reconciliation of the non-GAAP financial measures to their most comparable GAAP financial measures.

Book Value Per Common Share (unaudited)
As at September 30, 2011 and December 31, 2010
(Expressed in thousands of U.S. dollars, except share and per share data)

	As at
	September 30, 2011	December 31, 2010

Flagstone shareholders' equity	$876,998	$1,134,733
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone shareholders' equity	$876,998	$1,134,733

Cumulative distributions paid per outstanding common share (3)	$0.68	$0.56

Common shares outstanding - end of period	70,058,168	68,585,588
Vested RSUs	322,684	262,013
Total common shares outstanding - end of period	70,380,852	68,847,601

Potential shares to be issued:
PSUs expected to vest	1,762,442	3,998,558
RSUs outstanding	275,320	315,200
Conversion of warrant (2)	-	-
Common shares outstanding - diluted	72,418,614	73,161,359

Basic book value per common share	$12.46	$16.48

Diluted book value per common share	$12.11	$15.51

Basic book value per common share plus accumulated distributions	$13.14	$17.04

Diluted book value per common share plus accumulated distributions	$12.79	$16.07

Distributions per common share paid during the period (3)	$0.12	$0.16

(1)No proceeds due when exercised
(2)Below strike price - not dilutive
(3)Distributions paid per common share are in the form of a non-dividend return of capital. Prior to the Redomestication, such distributions were in the form of dividends.

Operating (Loss) Income (unaudited)
For the three and nine months ended September 30, 2011 and 2010
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010

Net (loss) income attributable to Flagstone	$(59,545)	$37,261	$(240,975)	$82,034

Adjustments for:
Net realized and unrealized losses (gains) - investments	19,292	(40,165)	16,149	(37,305)
Net realized and unrealized losses (gains) - other	18,305	(7,677)	5,009	(11,369)
Net foreign exchange (gains) losses	(33,921)	17,072	3,065	5,260

Net operating (loss) income	$(55,869)	$6,491	$(216,752)	$38,620

Average Flagstone shareholders' equity	$911,951	$1,210,178	$1,005,866	$1,217,535

Annualized net operating return on average Flagstone shareholders' equity	(24.5)%	2.1%	(28.7)%	4.2%